Exhibit 99.1

Press Release

April 23, 2026

FOR IMMEDIATE RELEASE
For more information contact:
Jane Funk, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-5766

WEST BANCORPORATION, INC. ANNOUNCES FIRST QUARTER 2026 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported first quarter 2026 net income of $10.6 million, or $0.61 per diluted common share, compared to fourth quarter 2025 net income of $7.4 million, or $0.43 per diluted common share, and first quarter 2025 net income of $7.8 million, or $0.46 per diluted common share. On April 22, 2026, the Company’s Board of Directors declared a regular quarterly dividend of $0.25 per common share. The dividend is payable on May 20, 2026, to stockholders of record on May 6, 2026.

David Nelson, President and Chief Executive Officer of the Company, commented, “Our priorities continue to center on our relationship building strategies to drive improvements in profitability and build shareholder value. Our net interest margin continues to expand and we saw net income increase 34.8 percent in the first quarter of 2026 compared to the first quarter of 2025. Our teams are working hard at the activities that we believe will result in enhanced financial performance.”

Mr. Nelson added, “Our balance sheet remains exceptionally strong, supported by solid capital and liquidity levels. Credit quality remains pristine with no loans on nonaccrual status at March 31, 2026. Additionally, this marks our seventh consecutive quarter-end with no loans greater than 30 days past due.”

First Quarter 2026 Compared to Fourth Quarter 2025 Overview

•Loans decreased $10.1 million, or 0.3 percent, in the first quarter of 2026. We continue to experience notable loan payoffs as a result of secondary market refinancings and asset and business sales. The change in loan mix is primarily due to reclassifications resulting from completed construction projects moving to permanent financing and commercial loan restructurings adding real estate collateral.

•No credit loss expense on loans was recorded in either the first quarter of 2026 or fourth quarter of 2025.

•The allowance for credit losses to total loans was 1.02 percent as of both March 31, 2026 and December 31, 2025. There were no nonaccrual loans at March 31, 2026 or December 31, 2025. Watch list loans decreased from $52.2 million as of December 31, 2025 to $41.3 million as of March 31, 2026. This decrease was primarily due to the payoff of one commercial real estate loan in the first quarter of 2026 with a balance of $11.4 million.

•Deposits decreased $133.5 million, or 3.8 percent, in the first quarter of 2026. Brokered deposits totaled $116.5 million at March 31, 2026, compared to $154.6 million at December 31, 2025, a decrease of $38.1 million. Excluding brokered deposits, deposits decreased $95.4 million, or 2.9 percent, during the first quarter of 2026. The decline in deposits was due to normal cash flow fluctuations of our core depositors. As of March 31, 2026, estimated uninsured deposits, which exclude deposits in a reciprocal deposit network, brokered deposits and public funds protected by state programs, accounted for approximately 27.0 percent of total deposits.

•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 2.59 percent for the first quarter of 2026, compared to 2.47 percent for the fourth quarter of 2025. Net interest income for the first quarter of 2026 was $24.4 million, compared to $24.2 million for the fourth quarter of 2025. The improvement in net interest margin was primarily due to a 14 basis point decrease in the cost of deposits in the first quarter of 2026 when compared to the fourth quarter of 2025.

•The efficiency ratio (a non-GAAP measure) improved to 49.85 percent for the first quarter of 2026, compared to 50.21 percent for the fourth quarter of 2025.

•The tangible common equity ratio was 6.75 percent as of March 31, 2026, compared to 6.42 percent as of December 31, 2025.

First Quarter 2026 Compared to First Quarter 2025 Overview

•Loans decreased $24.8 million at March 31, 2026, or 0.8 percent, compared to March 31, 2025. We continue to experience notable loan payoffs as a result of secondary market refinancings and asset and business sales. The change in loan mix is primarily due to reclassifications resulting from completed construction projects moving to permanent financing and commercial loan restructurings adding real estate collateral.

•Deposits increased $10.5 million, or 0.3 percent, at March 31, 2026, compared to March 31, 2025. Included in deposits were brokered deposits totaling $116.5 million at March 31, 2026, compared to $335.5 million at March 31, 2025. Excluding brokered deposits, deposits increased $229.5 million, or 7.7 percent, as of March 31, 2026, compared to March 31, 2025. In the second quarter of 2025, a local municipal customer deposited approximately $243.0 million of bond proceeds that are expected to be withdrawn over a 24 month time period.

•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 2.59 percent for the first quarter of 2026, compared to 2.28 percent for the first quarter of 2025. Net interest income for the first quarter of 2026 was $24.4 million, compared to $20.9 million for the first quarter of 2025. The increase in net interest margin and net interest income was primarily due to a decrease in interest expense on deposits and borrowed funds. The cost of deposits decreased by 40 basis points in the first quarter of 2026 compared to the first quarter of 2025. This was partially offset by a $79.8 million increase in average deposit balances in the first quarter of 2026 compared to the first quarter of 2025. Additionally, the average balance of borrowed funds decreased $16.2 million in the first quarter of 2026, compared to the first quarter of 2025.
•The efficiency ratio (a non-GAAP measure) was 49.85 percent for the first quarter of 2026, compared to 56.37 percent for the first quarter of 2025. The improvement in the efficiency ratio in the first quarter of 2026 compared to the first quarter of 2025 was primarily due to the increase in net interest income.

•The tangible common equity ratio was 6.75 percent as of March 31, 2026, compared to 5.97 percent as of March 31, 2025. The increase in the tangible common equity ratio was due to growth in retained earnings and a decrease in accumulated other comprehensive loss.

The Company filed its report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of the Company’s financial results. The Form 10-Q is available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its results in a conference call scheduled for 2:00 p.m. Central Time on Thursday, April 23, 2026. The telephone number for the conference call is 800-715-9871. The conference ID for the conference call is 7846129. A recording of the call will be available until May 7, 2026, by dialing 800-770-2030. The conference ID for the replay call is 7846129 followed by the # key.

About West Bancorporation, Inc. (Nasdaq: WTBA)

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving customers since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for small- to medium-sized businesses and consumers. West Bank has six offices in the Des Moines, Iowa metropolitan area, one office in Coralville, Iowa, and four offices in Minnesota in the cities of Rochester, Owatonna, Mankato and St. Cloud.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “forecasts,” “plans,” “targets,” “future,” “confident,” “potentially,” “probably,” “outlook,” “may,” “should,” “would,” “could,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, as well as the negative of such words, or references to estimates, predictions or future events. Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Such forward-looking statements are based upon certain underlying assumptions, known and unknown, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results may differ, possibly materially from these forward-looking statements. Risks and uncertainties that may affect future results include, but are not limited to: interest rate risk, including the effects of changes in interest rates; fluctuations in the values of the securities held in our investment portfolio, including as a result of rising interest rates; competitive pressures, including from non-bank competitors such as credit unions, “fintech” companies and digital asset service providers; technological changes implemented by us and other parties, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence; pricing pressures on loans and deposits; our ability to successfully manage liquidity risk; changes in credit and other risks posed by the Company’s loan portfolio, including declines in commercial or residential real estate values or changes in the allowance for credit losses dictated by new market conditions, accounting standards or regulatory requirements; the concentration of large deposits from certain clients, including those who have balances above current FDIC insurance limits; the threat or imposition of domestic or foreign tariffs or other governmental policies impacting the global supply chain and the value of products produced by our commercial borrowers; effects on the U.S. economy resulting from actions taken by the federal government, including executive orders and immigration enforcement; changes in local, national and international economic conditions, including the level and impact of inflation, and future monetary policies of the Federal Reserve in response thereto, and possible recession; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; the occurrence of fraudulent activity, breaches or failures of our or our third-party partners’ information security controls or cyber-security related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; unexpected outcomes of existing or new litigation involving the Company; the monetary, trade and other regulatory policies of the U.S. government; the effects of acts of war or terrorism, including the wars in Iran and Ukraine and the military conflict between Israel and Hamas in the Middle East; widespread disease, pandemics or epidemics, or other adverse external events; risks related to climate change and the negative impact it may have on our customers and their business; changes to U.S. tax laws, regulations and guidance; potential changes in federal policy and at regulatory agencies; talent and labor shortages; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission (the “SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that the Company makes in this report or the documents the Company files with or furnishes to the SEC are based only on information then actually known to the Company and upon management’s beliefs and assumptions at the time they are made, which may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that the Company cannot foresee. Forward-looking statements speak only as of the date they are made, and the Company does not undertake and specifically disclaims any obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)

	As of and for the Quarter Ended
KEY PERFORMANCE RATIOS AND OTHER METRICS	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Return on average assets(1)	1.06%	0.72%	0.92%	0.80%	0.81%
Return on average equity(2)	15.91	11.33	15.25	13.65	13.84
Net interest margin(3)(13)	2.59	2.47	2.36	2.27	2.28
Yield on interest-earning assets(4)(13)	5.04	5.02	5.13	5.07	5.04
Cost of interest-bearing liabilities	2.90	3.02	3.26	3.28	3.25
Efficiency ratio(5)(13)	49.85	50.21	54.06	56.45	56.37
Nonperforming assets to total assets(6)	0.00	0.00	0.00	0.00	0.00
ACL ratio(7)	1.02	1.02	1.01	1.03	1.01
Loans/total assets	74.59	72.47	75.50	73.12	75.66
Loans/total deposits	89.71	86.54	91.00	87.45	90.73
Tangible common equity ratio(8)	6.75	6.42	6.40	5.94	5.97

COMMON SHARE DATA
Earnings per common share (basic)	$0.62	$0.44	$0.55	$0.47	$0.47
Earnings per common share (diluted)	0.61	0.43	0.55	0.47	0.46
Dividends per common share	0.25	0.25	0.25	0.25	0.25
Book value per common share(9)	15.90	15.70	15.06	14.22	14.06
Closing stock price	23.79	22.19	20.32	19.63	19.94
Market price/book value(10)	149.62%	141.34%	134.93%	138.05%	141.82%
Price earnings ratio(11)	9.40	12.71	9.31	10.41	10.46
Annualized dividend yield(12)	4.20%	4.51%	4.92%	5.09%	5.02%

REGULATORY CAPITAL RATIOS
Consolidated:
Total risk-based capital ratio	12.99%	12.77%	12.54%	12.53%	12.18%
Tier 1 risk-based capital ratio	10.34	10.14	9.93	9.89	9.59
Tier 1 leverage capital ratio	8.74	8.44	8.51	8.33	8.36
Common equity tier 1 ratio	9.77	9.56	9.37	9.32	9.02
West Bank:
Total risk-based capital ratio	13.53%	13.35%	13.17%	13.21%	12.90%
Tier 1 risk-based capital ratio	12..61	12.44	12.26	12.29	11.99
Tier 1 leverage capital ratio	10.66	10.35	10.50	10.36	10.46
Common equity tier 1 ratio	12.61	12.44	12.26	12.29	11.99

(1) Annualized net income divided by average assets.
(2) Annualized net income divided by average stockholders’ equity.
(3) Annualized tax-equivalent net interest income divided by average interest-earning assets.
(4) Annualized tax-equivalent interest income on interest-earning assets divided by average interest-earning assets.
(5) Noninterest expense (excluding other real estate owned expense and write-down of premises) divided by noninterest income (excluding net securities gains/losses and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.
(6) Total nonperforming assets divided by total assets.
(7) Allowance for credit losses on loans divided by total loans.
(8) Common equity less intangible assets (none held) divided by tangible assets.
(9) Includes accumulated other comprehensive loss.
(10) Closing stock price divided by book value per common share.
(11) Closing stock price divided by annualized earnings per common share (basic).
(12) Annualized dividend divided by period end closing stock price.
(13) A non-GAAP measure.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
CONDENSED BALANCE SHEETS	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Assets
Cash and due from banks	$40,018	$25,171	$26,875	$35,796	$39,253
Interest-earning deposits with banks	180,218	324,502	109,265	212,450	171,357
Securities purchased under agreements to resell	141,742	121,413	96,792	96,955	—
Securities available for sale, at fair value	456,410	468,447	537,856	536,709	546,619
Federal Home Loan Bank stock, at cost	15,180	15,167	15,190	15,311	15,216
Loans	2,991,638	3,001,690	3,008,888	2,966,357	3,016,471
Allowance for credit losses	(30,523)	(30,525)	(30,515)	(30,539)	(30,526)
Loans, net	2,961,115	2,971,165	2,978,373	2,935,818	2,985,945
Premises and equipment, net	107,619	108,380	109,212	109,806	110,270
Bank-owned life insurance	46,500	46,192	45,875	45,567	45,272
Other assets	62,171	61,807	66,042	68,257	72,737
Total assets	$4,010,973	$4,142,244	$3,985,480	$4,056,669	$3,986,669

Liabilities and Stockholders’ Equity
Deposits	$3,334,972	$3,468,470	$3,306,517	$3,391,993	$3,324,518
Borrowings	375,221	376,406	389,076	390,260	391,445
Other liabilities	30,037	31,383	34,754	33,486	32,833
Stockholders’ equity	270,743	265,985	255,133	240,930	237,873
Total liabilities and stockholders’ equity	$4,010,973	$4,142,244	$3,985,480	$4,056,669	$3,986,669

	For the Quarter Ended
AVERAGE BALANCES	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Assets	$4,027,218	$4,104,279	$4,004,769	$4,016,490	$3,944,789
Loans	2,971,497	2,982,754	2,959,962	2,989,638	3,016,119
Deposits	3,348,255	3,418,539	3,333,800	3,353,982	3,284,394
Stockholders’ equity	269,453	259,932	242,245	234,399	229,874

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
LOANS	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Commercial	$471,423	$505,059	$511,316	$500,854	$531,267
Real estate:
Construction, land and land development	376,059	426,833	448,660	459,037	451,230
1-4 family residential first mortgages	139,118	93,122	87,784	86,173	86,292
Home equity	27,084	26,088	27,083	24,285	21,961
Commercial	1,958,189	1,929,766	1,912,235	1,875,857	1,909,330
Consumer and other	22,257	23,374	24,697	22,900	19,323
	2,994,130	3,004,242	3,011,775	2,969,106	3,019,403
Net unamortized fees and costs	(2,492)	(2,552)	(2,887)	(2,749)	(2,932)
Total loans	$2,991,638	$3,001,690	$3,008,888	$2,966,357	$3,016,471
Less: allowance for credit losses	(30,523)	(30,525)	(30,515)	(30,539)	(30,526)
Net loans	$2,961,115	$2,971,165	$2,978,373	$2,935,818	$2,985,945

CREDIT QUALITY
Pass	$2,952,824	$2,952,015	$2,973,103	$2,958,318	$3,011,231
Watch	41,306	52,227	38,672	10,788	7,991
Substandard	—	—	—	—	181
Doubtful	—	—	—	—	—
Total loans	$2,994,130	$3,004,242	$3,011,775	$2,969,106	$3,019,403

DEPOSITS
Noninterest-bearing demand	$511,013	$540,358	$512,869	$521,990	$519,771
Interest-bearing demand	489,990	577,814	448,731	461,207	517,409
Savings and money market - non-brokered	1,731,835	1,739,790	1,677,543	1,749,049	1,490,189
Money market - brokered	86,304	99,718	121,849	98,877	143,423
Total nonmaturity deposits	2,819,142	2,957,680	2,760,992	2,831,123	2,670,792
Time - non-brokered	485,658	455,944	462,542	451,463	461,655
Time - brokered	30,172	54,846	82,983	109,407	192,071
Total time deposits	515,830	510,790	545,525	560,870	653,726
Total deposits	$3,334,972	$3,468,470	$3,306,517	$3,391,993	$3,324,518

BORROWINGS
Subordinated notes, net	$80,221	$80,156	$80,090	$80,024	$79,959
Federal Home Loan Bank advances	270,000	270,000	270,000	270,000	270,000
Long-term debt	25,000	26,250	38,986	40,236	41,486
Total borrowings	$375,221	$376,406	$389,076	$390,260	$391,445

STOCKHOLDERS’ EQUITY
Preferred stock	$—	$—	$—	$—	$—
Common stock	3,000	3,000	3,000	3,000	3,000
Additional paid-in capital	36,553	37,231	36,473	35,773	35,072
Retained earnings	300,596	294,259	291,069	285,990	282,247
Accumulated other comprehensive loss	(69,406)	(68,505)	(75,409)	(83,833)	(82,446)
Total stockholders’ equity	$270,743	$265,985	$255,133	$240,930	$237,873

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	For the Quarter Ended
CONSOLIDATED STATEMENTS OF INCOME	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Interest income:
Loans, including fees	$40,946	$41,992	$42,198	$41,666	$40,988
Securities:
Taxable	2,143	2,355	2,643	2,685	2,788
Tax-exempt	638	677	739	742	743
Deposits with banks	2,047	2,808	2,087	2,847	1,617
Securities purchased under agreements to resell	1,617	1,370	1,258	22	—
Total interest income	47,391	49,202	48,925	47,962	46,136
Interest expense:
Deposits	19,261	21,112	22,539	22,676	21,423
Subordinated notes	1,104	1,109	1,107	1,104	1,105
Federal Home Loan Bank advances	2,244	2,316	2,292	2,259	2,235
Long-term debt	397	459	486	504	518
Total interest expense	23,006	24,996	26,424	26,543	25,281
Net interest income	24,385	24,206	22,501	21,419	20,855
Credit loss expense	—	—	—	—	—
Net interest income after credit loss expense	24,385	24,206	22,501	21,419	20,855
Noninterest income:
Service charges on deposit accounts	508	493	491	486	471
Debit card interchange income	472	493	477	478	446
Trust services	1,010	964	894	801	777
Increase in cash value of bank-owned life insurance	308	317	308	295	282
Realized securities losses, net	—	(3,959)	—	—	—
Other income	256	800	333	350	267
Total noninterest income (loss)	2,554	(892)	2,503	2,410	2,243
Noninterest expense:
Salaries and employee benefits	7,632	7,579	7,457	7,343	7,004
Occupancy and equipment	2,006	2,083	2,090	2,034	1,963
Data processing	596	673	663	643	617
Technology and software	774	789	794	791	786
FDIC insurance	473	475	637	670	587
Professional fees	278	297	303	303	308
Other expenses	1,706	1,833	1,606	1,701	1,798
Total noninterest expense	13,465	13,729	13,550	13,485	13,063
Income before income taxes	13,474	9,585	11,454	10,344	10,035
Income taxes	2,902	2,160	2,140	2,365	2,193
Net income	$10,572	$7,425	$9,314	$7,979	$7,842

Basic earnings per common share	$0.62	$0.44	$0.55	$0.47	$0.47
Diluted earnings per common share	$0.61	$0.43	$0.55	$0.47	$0.46

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on a fully taxable equivalent (FTE) basis and the presentation of the efficiency ratio on an adjusted and FTE basis, excluding certain income and expenses. Management believes these non-GAAP financial measures provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. These measures are considered standard measures of comparison within the banking industry. Additionally, management believes providing measures on a FTE basis enhances the comparability of income arising from taxable and nontaxable sources. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on a fully taxable equivalent basis and efficiency ratio on an adjusted and FTE basis.

(in thousands)	For the Quarter Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Reconciliation of net interest income and net interest margin on a FTE basis to GAAP:
Net interest income (GAAP)	$24,385	$24,206	$22,501	$21,419	$20,855
Tax-equivalent adjustment (1)	72	70	61	59	66
Net interest income on a FTE basis (non-GAAP)	24,457	24,276	22,562	21,478	20,921
Average interest-earning assets	3,821,463	3,893,827	3,790,154	3,799,081	3,717,441
Net interest margin on a FTE basis (non-GAAP)	2.59%	2.47%	2.36%	2.27%	2.28%

Reconciliation of efficiency ratio on an adjusted and FTE basis to GAAP:
Net interest income on a FTE basis (non-GAAP)	$24,457	$24,276	$22,562	$21,478	$20,921
Noninterest income	2,554	(892)	2,503	2,410	2,243
Adjustment for realized securities losses, net	—	3,959	—	—	—
Adjustment for losses on disposal of premises and equipment, net	2	—	—	—	8
Adjusted income	27,013	27,343	25,065	23,888	23,172
Noninterest expense	13,465	13,729	13,550	13,485	13,063
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	49.85%	50.21%	54.06%	56.45%	56.37%
(1)    Computed on a tax-equivalent basis using a federal income tax rate of 21 percent, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2)     The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the Company's financial performance. It is a standard measure of comparison within the banking industry. A lower ratio is more desirable.